UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 30, 2013

Date of Report (Date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices) (Zip Code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2013, Solta Medical, Inc. (the “Company”) entered into an Amended and Restated Loan and Security Agreement (the “Amendment”) which amends and restates its Loan and Security Agreement with Silicon Valley Bank (the “Lender”) dated as of March 9, 2009, as amended from time to time (the “Loan and Security Agreement”).

The Amendment provides for the following, among other things:

Revolving Loan

A secured revolving loan facility for an amount of up to $12 million. The Company may borrow, repay and reborrow funds under the revolving loan facility until August 30, 2016, at which time the revolving loan facility expires and all outstanding amounts under the facility must be repaid. Borrowings under the revolving loan facility accrue interest at a per annum rate equal to the Lender’s prime rate as in effect from time to time plus 1%, subject to a minimum per annum rate of 5%. Interest on borrowings under the revolving loan facility is payable monthly. In the event the Company elects to terminate the revolving loan facility on or before the expiration date, the Company is required to pay a fee in the amount of $360,000. In addition, there are three non-refundable facility fees of $240,000 payable to the Lender as follows (i) on the date of the Amendment, (ii) on the earlier of the first anniversary of the date of the Amendment or the date that the revolving loan is terminated early, and (iii) on the earlier of the second anniversary of the date of the Amendment or the date that the revolving loan is terminated early. As of the filing date of this Current Report on Form 8-K, the amount outstanding under the revolving loan facility is $8 million.

Term Loan

A secured term loan facility, which consists of two tranches. The first tranche is in an amount equal to $27 million on the date of the Amendment. The second tranche, which may be drawn down between June 30, 2014 and August 29, 2014, is in the amount of $3 million and is subject to the Company having achieved a target amount of a trailing twelve month EBITDA for the period ending June 30, 2014. The maturity date of borrowings under both tranches of the term loan facility is February 1, 2017. The company drew down $27 million from the first tranche of the term loan facility on August 30, 2013 and the proceeds were used to pay the Lender all outstanding principal and accrued and unpaid interest amounts due from the Company to the Lender under the Loan and Security Agreement, and the remaining proceeds will be used for general working capital purposes. As of the filing date of this Current Report on Form 8-K, the amount outstanding under the term loan facility is $27 million.

Borrowings under the secured term loan facility accrue interest at a fixed per annum rate of 3.75%. Term loans borrowed under such facility must be repaid in 30 equal installments of principal and interest on the first day of each month beginning on September 1, 2014. Interest only payments are due monthly on the first day of each month until August 1, 2014. The Company may prepay all but not less than all amounts under the term loan and in connection with such prepayment, the Company is required to pay a prepayment fee of $900,000. On the earlier of (i) the maturity date, (ii) the date the term loan is prepaid in full or (iii) the date the loan is accelerated following an event of default, the Company is required to pay a final payment fee of $2.1 million.

All obligations under the Amendment are secured by substantially all of the personal property of the Company. The Amendment contains restrictions that include, among others, restrictions that limit the Company’s and its subsidiaries’ ability to dispose of assets, enter into mergers or acquisitions, incur indebtedness, incur liens, pay dividends to make distributions on the Company’s capital stock, make investments or loans, and enter into certain affiliate transactions, in each case subject to customary exceptions for a credit facility of this size and type.

The Amendment contains customary events of default for a credit facility of this size and type. The occurrence of an event of default could result in an increase in the applicable interest rate in the amount of five percentage points as well as an acceleration of all obligations under the Amendment.

Financial Covenants

The Company is required to maintain the following financial covenants on a quarterly basis: a fixed charge coverage ratio, a leverage ratio and a liquidity ratio.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Amended and Restated Loan and Security Agreement dated as of August 30, 2013 by and between Solta Medical, Inc. and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: September 5, 2013	By:	/s/ John F. Glenn
Name: John F. Glenn
Title: Chief Financial Officer